Exhibit 10.1

Execution Copy

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, together with all exhibits attached hereto and incorporated herein, this “Agreement”) is made and entered into as of November 17, 2017, by and among (i) Rand Logistics, Inc. (“Rand”), a company incorporated in the State of Delaware, and each of its direct and indirect subsidiaries (collectively with Rand, the “Company” or the “Debtors”); and (ii) Lightship Capital LLC (“Lightship”), as the lender under that certain Term Loan Credit Agreement, dated March 11, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”) between and among Lower Lakes Towing Ltd., Lower Lakes Transportation Company, Grand River Navigation Company, Inc. and Black Creek Shipping Company (each as borrower), Rand LL Holdings Corp., Rand, Rand Finance and Lower Lakes Ship Repair Company Ltd. (each as guarantor), Guggenheim Corporate Funding, LLC, as agent (the “Second Lien Agent”), and the lenders party thereto.

The Company and Lightship and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred herein as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the term sheet attached hereto as Exhibit A (as the same may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Term Sheet”), subject to Section 2 hereof.

RECITALS

WHEREAS, the Parties have engaged in good faith, arm’s length negotiations and agreed to the terms of a prepackaged chapter 11 plan of reorganization (together with all exhibits, annexes and schedules thereto, as may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement, the “Plan”) consummated through voluntary reorganization cases (the “Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement and the Restructuring Term Sheet.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

Section 1. Conditions to Effectiveness. This Agreement, and the rights and obligations of the Parties hereunder, shall become effective and binding on all Parties immediately upon (i) the receipt by counsel to the Company of executed counterparts to this Agreement by Lightship and (ii) the receipt by counsel to Lightship of executed counterparts to this Agreement by each of the Debtors (such date, the “Agreement Effective Date”).

Section 2. Exhibits Incorporated by Reference. Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits hereto. In the event of any inconsistency between this Agreement and the exhibits attached hereto, this Agreement shall govern.

Section 3. Commitments of the Parties to Support the Restructuring.

(a)               Supporting Lenders’ Commitments. Lightship and, upon execution of the First Lien Joinder, each First Lien Lender (collectively, the “Supporting Lenders”), severally and not jointly, agrees to:

(1)               subject to the terms and conditions contained in this Agreement and the Definitive Documentation, (i) support the Restructuring and the Plan within the timeframes outlined herein (including the dates set forth in Section 7(a) hereof) and (ii) act in good faith and take (and cause its controlled affiliates, and their respective representatives, agents and employees to take) all actions reasonably necessary, or as may be required by order of the Bankruptcy Court, to support and achieve consummation of the Restructuring, including all transactions set forth in this Agreement and the Restructuring Term Sheet, within the timeframes outlined herein (including the dates set forth in Section 7(a) hereof);

(2)               (i) following receipt of the Solicitation Materials and subject to the terms and conditions contained in this Agreement and the Definitive Documentation, (A) timely vote or cause to vote any and all of its First Lien Claims or Second Lien Claims, as applicable, to accept the Plan by delivering its duly executed and completed ballots accepting the Plan on a timely basis and (B) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballots indicating such election, and (ii) thereafter, not change or withdraw (or cause to be changed or withdrawn) any such vote or election;

(3)               use commercially reasonable efforts to support and not object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring or propose, file, support, or vote for any restructuring, workout, or chapter 11 plan for any of the Debtors other than the Restructuring and the Plan (but without limiting the consent, approval, or termination rights provided in this Agreement and the Definitive Documentation); and

(4)               solely with respect to Lightship, use commercially reasonable efforts to cooperate with and assist the Company in inducing each of (i) Bank of America, N.A., in its capacity as First Lien Agent and in its capacity as First Lien Lender and (ii) each of the additional First Lien Lenders who holds a First Lien Claim to become a Party hereto pursuant to one or more Joinders (collectively, the “First Lien Joinder”), which First Lien Joinder shall include, as exhibits, term sheets (A) setting forth the terms and conditions of the DIP Facility and the use of cash collateral in form and substance acceptable to the Company, Lightship, the First Lien Agent and each of the First Lien Lenders (the “DIP Term Sheet”); provided that the DIP Term Sheet shall be consistent with the terms relating to the DIP Facility set forth in the Restructuring Term Sheet, and (B) setting forth the terms and conditions of exit financing in form and substance acceptable to the Company, the First Lien Agent, each of the First Lien Lenders, and Lightship (the “Exit Facility Term Sheet”).

(b)               Debtors’ Commitments. The Debtors agree to:

(1)               pay to the First Lien Agent in full and in cash, or otherwise cooperate with the payment to the First Lien Agent pursuant to the terms of the First Lien Credit Agreement of, (i) all accrued and unpaid interest outstanding under the First Lien Credit Agreement and (ii) all reasonable and documented fees, costs and expenses of the First Lien Agent (including, without limitation, all reasonable and documented fees, costs and expenses of the First Lien Agent’s professionals and advisors), it being understood that, as of the Agreement Effective Date, the First Lien Agent’s professionals and advisors include (i) Otterbourg P.C. and (ii) the First Lien Agent’s Delaware and Canadian counsel, and the terms of such engagements shall not be modified from the engagement letters previously provided to counsel to the Company for such professionals except as otherwise agreed to by the Company;

(2)                  immediately upon the approval by the First Lien Agent (and solely to the extent contemplated by the Initial Budget), pay the Second Lien Agent in full and in cash all accrued and unpaid interest then outstanding under the Second Lien Credit Agreement and, thereafter, continue to pay such amounts as they come due;

(3)               immediately upon the approval by the First Lien Agent, pay to Lightship all of Lightship’s reasonable and documented fees, costs and expenses (including, without limitation, all reasonable and documented fees, costs and expenses of Lightship’s professionals and advisors) and, thereafter, continue to pay such amounts as they come due; provided, however, that the reimbursement of Lightship’s professionals and advisors shall be limited to (i) White & Case LLP, (ii) Houlihan Lokey Capital, Inc., (iii) Stikeman Elliott LLP, (iv) Seward & Kissel LLP, (v) Kieselstein Law Firm, PLLC, (vi) RSM US LLP, and (vii) Lightship’s local counsel, and the terms of such engagements shall not be modified from the engagement letters previously provided to counsel to the Company for such professionals except as otherwise agreed to by the Company;

(4)               on a date no later than three (3) business days following the Agreement Effective Date, execute and deliver to counsel to Lightship the Preferred Stock Investor Agreement in the form attached hereto as Exhibit B; provided that Lightship shall retain sole discretion to determine whether to purchase the Existing Preferred Shares; provided, further, that Lightship shall not purchase the Existing Preferred Shares until after the commencement of the Cases and shall promptly notify the Debtors upon the consummation of such purchase;

(5)               (i) immediately upon (or prior to) the Agreement Effective Date, deliver to each of Lightship and the First Lien Agent a preliminary 13-week cash budget from the Agreement Effective Date and, as soon as practicable following the Agreement Effective Date, agree on a final 13-week cash budget in form and substance acceptable to the Debtors, the First Lien Agent and Lightship (the “Initial Budget”) and (ii) thereafter, comply with the Initial Budget; provided, however, that any term or line item of the Initial Budget may be revised, amended or waived with the prior written consent of the Company, the First Lien Agent and Lightship;

(6)               on a date no later than five (5) business days following the Agreement Effective Date, execute (i) the Resignation and Assignment Agreement in the form attached hereto as Exhibit C and (ii) the assignment agreements referred to in sections 5(b) and 5(c) therein to effectuate the resignation of Guggenheim Corporate Funding LLC as existing Second Lien Agent and the appointment of a party designated by Lightship as successor Second Lien Agent;

(7)               (i) support the Restructuring and the Plan within the timeframes outlined herein (including the dates set forth in Section 7(a) hereof) and (ii) act in good faith and take (and cause its controlled affiliates, and their respective representatives, agents and employees to take) all actions reasonably necessary, or as may be required by order of the Bankruptcy Court, to support and achieve consummation of the Restructuring, including all transactions set forth in this Agreement and the Restructuring Term Sheet, within the timeframes outlined herein (including the dates set forth in Section 7(a) hereof);

(8)               provide, and direct its employees, officers, advisors and other representatives to provide, to Lightship, the First Lien Agent and their respective advisors (i) reasonable access to the Company’s books and records during normal business hours on reasonable advance notice to the Company’s representatives and without disruption to the operation of the Company’s business, (ii) reasonable access to the management and advisors of the Company on reasonable advance notice to such persons and without disruption to the operation of the Company’s business, and (iii) such other information as reasonably requested;

(9)               use commercially reasonable efforts to obtain the First Lien Joinder;

(10)           commence solicitation of votes to accept or reject the Plan as soon as reasonably practicable following the Agreement Effective Date and the receipt of the First Lien Joinder and, so long as the First Lien Agent and the First Lien Lenders have voted to accept the Plan and Second Lien Lenders representing a majority in number of Second Lien Lenders who hold at least 66.7% in the aggregate amount of Second Lien Claims have voted to accept the Plan, commence the Cases as soon as reasonably practicable (such date of commencement of the Cases, the “Petition Date”);

(11)           file on the Petition Date a motion seeking approval of the DIP Facility and the use of cash collateral in form and substance acceptable to the Debtors, the First Lien Agent and Lightship (the “DIP Motion”);

(12)           file on the Petition Date one or more motions seeking (i) approval of a disclosure statement in connection with the Plan in form and substance acceptable to the Debtors, the First Lien Agent and Lightship (the “Disclosure Statement”), (ii) approval of the solicitation materials in respect of the Plan in form and substance acceptable to the Debtors, the First Lien Agent and Lightship (such materials, collectively, the “Solicitation Materials”), and (iii) approval of the Confirmation Order;

(13)           file on the Petition Date, (i) an expedited schedule for confirmation of the Plan in accordance with the timelines outlined herein and (ii) such other “first day” motions and pleadings reasonably determined by the Debtors, in consultation with Lightship and the First Lien Agent, to be necessary (collectively, the “First Day Motions”) and to seek interim (to the extent necessary) and final orders from the Bankruptcy Court approving such relief;

(14)           provide draft copies of all motions and other pleadings to be filed in the Cases to counsel to each of Lightship and the First Lien Agent not less than two (2) business days prior to the date when the Company intends to file such document, and consult in good faith with Lightship and the First Lien Agent regarding the form and substance of any such proposed filing; provided, however, that in the event that not less than two (2) business days’ notice is impossible or impracticable under the circumstances, the Company shall provide draft copies of any motions or other pleadings to counsel to each of Lightship and the First Lien Agent as soon as otherwise practicable before the date when the Company intends to file any such motion or other pleading;

(15)           use commercially reasonable efforts to obtain any and all regulatory and/or third party approvals necessary to consummate the Restructuring;

(16)           except as otherwise set forth in this Agreement, not, directly or indirectly, through any person or entity, take any action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede, the Restructuring, including consummation of the Restructuring, solicitation of votes on the Plan, approval of the Disclosure Statement, and the confirmation and consummation of the Plan, or take any other action that would have a material negative impact upon the Restructuring;

(17)           continue, both prior to the Petition Date and, thereafter until December 31, 2017, concurrently with the Company’s pursuit of consummation of the Plan in accordance with the timeframes set forth herein (including the dates set forth in Section 7(a) hereof), the process previously initiated by the Company and being run in cooperation with Miller Buckfire & Co., LLC, the Company’s financial advisor, to pursue a sale of the Company’s assets or equity during the Cases in a transaction that would (i) fund the treatment under the Plan for allowed administrative, priority and other priority claims and allowed General Unsecured Claims and (ii) pay in cash in full all of the First Lien Claims and Second Lien Claims (including all fees, costs and expenses owed to the holders of First Lien Claims and Second Lien Claims under the First Lien Credit Agreement, the Second Lien Credit Agreement and this Agreement) upon the closing of an Acceptable Sale (the “Approved Sale Process”) and otherwise not, directly or indirectly, through any person or entity, seek, solicit, support or pursue any transaction that does not satisfy the requirements set forth in clauses (i) and (ii) above; provided that, if an Acceptable Sale proposal has not been received by the Company on or before December 31, 2017, the Company shall terminate the Approved Sale Process; provided, further, that the Company shall be permitted to engage in negotiations thereafter with (but not, directly or indirectly, through any person or entity, seek or solicit) any third party that the Company determines, in the exercise of the reasonable business judgment of the Board, is proposing a transaction that would result in an Acceptable Sale. For the purpose of this Agreement, an “Acceptable Sale” shall mean, in connection with the Approved Sale Process, a transaction pursuant to which (i) the Company receives an executed asset or share purchase agreement from a purchaser that (A) does not have any financing contingency, (B) demonstrates that such purchaser has the wherewithal to close the sale transaction, (C) provides for the payment in cash in full all of the First Lien Claims and Second Lien Claims (including all fees, costs and expenses owed to the holders of First Lien Claims and Second Lien Claims under the First Lien Credit Agreement, the Second Lien Credit Agreement and this Agreement) upon closing of the sale and (D) provides that such closing (or the payment in full of the First Lien Claims and Second Lien Claims) shall occur on or before January 31, 2018, and (ii) the Bankruptcy Court enters an order approving such purchase agreement and authorizing the Company to enter into it; and

(18)           use commercially reasonable efforts to maintain the Special Committee as an independent committee of the Board.

Section 4. Definitive Documentation. The documents, instruments and agreements governing the Restructuring (collectively, the “Definitive Documentation”) shall include:

(a)               the documentation in respect of the DIP Facility and authorizing use of cash collateral, including, without limitation, (i) a ratification and amendment agreement among Debtors, First Lien Agent and First Lien Lenders pursuant to which the First Lien Credit Agreement and related financing documents shall be ratified and amended, consistent with the DIP Term Sheet and otherwise in form and substance acceptable to the Company, the First Lien Agent and Lightship (the “DIP Credit Agreement”), (ii) a budget with respect to the DIP Facility acceptable to the Company, the First Lien Agent and Lightship (the “DIP Budget”), (iii) the DIP Motion, (iv) the Interim DIP Order and (v) the Final DIP Order;

(b)               (i) the Plan (and all exhibits, annexes and schedules thereto) consistent with this Agreement and the Restructuring Term Sheet and otherwise in form and substance acceptable to the Company, the First Lien Agent and Lightship and (ii) any plan supplement documents (including, without limitation, (A) a schedule of executory contracts and unexpired leases to be assumed in form and substance acceptable to Lightship, the First Lien Agent and the Company (it being understood that, unless otherwise agreed by Lightship, the First Lien Agent and the Company, any executory contract and unexpired lease not appearing on such schedule shall be deemed rejected under the Plan) and (B) a form of amended and restated credit agreement amending and restating the DIP Credit Agreement with respect to exit financing consistent with the Exit Facility Term Sheet and otherwise in form and substance acceptable to the Company, the First Lien Agent, the First Lien Lenders and Lightship (the “Exit Facility Credit Agreement”));

(c)               the Disclosure Statement, and pleadings in support of approval of the Disclosure Statement;

(d)               the Solicitation Materials, and pleadings in support of approval of the Solicitation Materials;

(e)               the First Day Motions and related interim and final orders;

(f)                the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials in form and substance acceptable to the Company, the First Lien Agent and Lightship (the “Disclosure Statement Order”); and

(g)               the order of the Bankruptcy Court confirming the Plan and authorizing all of the transactions and agreements contemplated by the Plan (and all exhibits, annexes and schedules thereto), including any plan supplement documents, in form and substance acceptable to the Company, the First Lien Agent and Lightship (the “Confirmation Order”), which Confirmation Order shall include a waiver of the automatic stay for effectiveness of the Plan under Rule 3020(e) of the Federal Rules of Bankruptcy Procedure, and pleadings in support of entry of the Confirmation Order.

The Definitive Documentation remains subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, the Restructuring Term Sheet, the DIP Term Sheet and the Exit Facility Term Sheet and, except where otherwise specified in this Agreement or the Restructuring Term Sheet or agreed to in writing by the Parties, shall otherwise be in form and substance acceptable to the Debtors, Lightship and the First Lien Agent. If the Company receives approval by the Bankruptcy Court of an Acceptable Sale in connection with the Approved Sale Process, all consent and approval rights of Lightship, the First Lien Agent and the First Lien Lenders set forth in this Agreement and the Restructuring Term Sheet shall terminate and such consent and approval rights shall be agreed by the Company and the purchaser under the Acceptable Sale.

Section 5. Transfers of Claims.

(a)               Restrictions on Transfers. Each Supporting Lender agrees that such Supporting Lender shall not sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of, directly or indirectly, in whole or in part (each, a “Transfer”), any of its First Lien Claims or Second Lien Claims or any option thereon or any right or interest therein (including granting any proxies, depositing any of its First Lien Claims or Second Lien Claims into a voting trust or entering into a voting agreement with respect to any of its First Lien Claims or Second Lien Claims), unless the transferee thereof either (i) is a Supporting Lender(provided that written notice of such transfer shall be provided to the Debtors within two (2) business days after the consummation of such transfer) or (ii) prior to, or contemporaneous with, such Transfer, agrees in writing for the benefit of the Parties to become a Supporting Lender and to be bound by all of the terms of this Agreement applicable to a Supporting Lender (including with respect to any and all First Lien Claims or Second Lien Claims it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement in the form attached hereto as Exhibit D (a “Joinder”), and delivering an executed copy thereof within two (2) business days after such execution, to counsel to each of the Company, Lightship and the First Lien Agent, in which event (A) the transferee (a “Permitted Transferee”) shall be deemed to be a Supporting Lender hereunder to the extent of such transferred rights and obligations; provided, however, that if a holder of Second Lien Claims seeks to transfer more than 49.9% of such holder’s Second Lien Claims to an entity other than an affiliate of such holder, then such holder shall provide the Company with at least two (2) business days’ advance written notice of such transfer and the Company shall have a termination right in connection with any such transfer that is not reasonably acceptable to the Company as set forth in Section 7(b)(4) hereof, and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Any transfer made while this Agreement remains in effect in violation of this provision shall be void ab initio.

(b)               Additional First Lien Claims or Second Lien Claims. This Agreement shall in no way be construed to preclude any Supporting Lender from acquiring additional First Lien Claims or Second Lien Claims or any other claims against or interests in the Company; provided that, upon any such acquisition of First Lien Claims or Second Lien Claims, such Supporting Lender shall promptly notify (in no event later than five (5) business days thereafter) counsel to each other Party, and each such Supporting Lenders agrees (i) that such First Lien Claims or Second Lien Claims shall be subject to this Agreement and (ii) to vote such First Lien Claims or Second Lien Claims, as applicable, in a manner consistent with Section 3(a)(2) hereof.

Section 6. Representations, Warranties, and Covenants.

(a)               Mutual Representations and Warranties. Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Supporting Lender becomes a party hereto):

(1)               Power and Authority. Such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(2)               No Conflict. The execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(3)               No Consent or Approval. The execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the U.S. Securities and Exchange Commission; and

(4)               Enforceability. This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b)               Additional Representations of Supporting Lenders. Each Supporting Lender, severally and not jointly, represents and warrants to the other Parties that, as of the date hereof (or as of the date such Supporting Lender becomes a party hereto), such Supporting Lender (i) is the owner of the aggregate principal amount of First Lien Claims or Second Lien Claims, as applicable, set forth below its name on the signature page hereto or to its Joinder, as applicable, and/or (ii) has, with respect to the beneficial owner(s) of such First Lien Claims or Second Lien Claims, as applicable, (A) sole investment or voting discretion with respect to such First Lien Claims or Second Lien Claims, (B) full power and authority to vote on and consent to matters concerning such First Lien Claims or Second Lien Claims, or to exchange, assign, and Transfer such First Lien Claims or Second Lien Claims, and (C) full power and authority to bind or act on the behalf of, such beneficial owner(s).

(c)               Additional Representations of Lightship. Lightship represents and warrants to the other Parties that (i) as of the date hereof, AIP Stone Holding, LP is, and shall remain until the consummation of the Restructuring, a qualified U.S. citizen for Jones Act purposes and (ii) it will immediately inform the Parties if AIP Stone Holding, LP no longer qualifies as a U.S. citizen for Jones Act purposes or otherwise becomes aware of facts and circumstances that would make AIP Stone Holding, LP ineligible under the Jones Act to consummate the Restructuring.

(d)               Additional Representations of the Company.  The Company represents and warrants to the other Parties, as of the date hereof, that (i) the board of directors of Rand (the “Board”) has authorized and approved the formation of a special committee of the Board consisting of Michael Lundin, Robert Kurz and John Binion (the “Special Committee”) and (ii) the Special Committee has been granted authority by the Board to negotiate this Agreement, the terms and conditions hereof, the Restructuring Term Sheet and the transactions contemplated hereby and thereby, subject to final approval thereof by the Board.

Section 7. Termination Events.

(a)               Supporting Lenders’ Termination Events. This Agreement may be terminated with respect to all Parties upon three (3) business days’ written notice by delivery by (i) Lightship or (ii) the First Lien Agent to the Company in accordance with Section 9(k) hereof, upon the occurrence of any of the following events:

(1)               the First Lien Joinder shall not have been delivered to the Company and Lightship by December 8, 2017;

(2)               the Initial Budget shall not have been agreed upon by the Company, Lightship and the First Lien Agent by December 8, 2017;

(3)               the Plan and Disclosure Statement shall have not been agreed upon by the Company, Lightship and the First Lien Agent by December 11, 2017;

(4)               the DIP Budget and a budget with respect to the Exit Facility Credit Agreement shall not have been agreed by the Company, Lightship and the First Lien Agent by December 8, 2017;

(5)               solicitation of votes on the Plan from holders of First Lien Claims and Second Lien Claims shall not have been commenced by December 12, 2017;

(6)               the Company shall not have commenced the Cases by filing bankruptcy petitions with the Bankruptcy Court by December 19, 2017;

(7)               the Bankruptcy Court shall not have entered (i) an order approving the DIP Facility and use of cash collateral on an interim basis in form and substance acceptable to the Debtors, the First Lien Agent and Lightship (the “Interim DIP Order”) and (ii) orders approving the First Day Motions (on an interim basis to the extent necessary) by December 22, 2017;

(8)               the Bankruptcy Court shall not have entered (i) an order or orders approving the DIP Facility and use of cash collateral on a final basis in form and substance acceptable to the Debtors, the First Lien Agent and Lightship (the “Final DIP Order”), (ii) the Disclosure Statement Order and (iii) the Confirmation Order by January 26, 2018;

(9)               the Plan shall not have been consummated by January 31, 2018 (such date, the “Plan Consummation Date”); provided, that the Plan Consummation Date may be extended by mutual written agreement of the Debtors, Lightship and the First Lien Agent;

(10)           the Bankruptcy Court shall have entered an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Cases, which order has not been stayed, reversed or vacated within ten (10) business days after such issuance;

(11)           any Debtor (i) files, amends or modifies, or files a pleading seeking approval of any Definitive Documentation or authority to amend or modify the Definitive Documentation in a manner that is inconsistent with this Agreement, the Restructuring Term Sheet, the DIP Term Sheet or the Exit Facility Term Sheet without the prior written consent of the First Lien Agent and Lightship, (ii) revokes the Restructuring without the prior consent of the First Lien Agent and Lightship, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii);

(12)           a breach by any Debtor of any representation, warranty, or covenant of such Debtor set forth in this Agreement, which (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Debtors of written notice of such breach;

(13)           the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order that could reasonably be expected to prevent confirmation of the Plan in accordance with this Agreement and the Restructuring Term Sheet; provided, however, that the Parties shall have ten (10) business days after issuance of such final ruling, judgment or order to obtain relief that would allow consummation of the Restructuring in accordance with this Agreement and the Restructuring Term Sheet;

(14)           any debtor-in-possession financing is entered into by any Debtor other than the DIP Facility; or

(15)           the occurrence and continuation of any Event of Default (as defined in the DIP Term Sheet or the DIP Credit Agreement) that is not timely waived pursuant to the terms thereof.

(b)               Debtors’ Termination Events. This agreement may be terminated with respect to all Parties upon three (3) business days’ written notice by delivery by the Debtors to the other Parties in accordance with Section 9(k) hereof, upon the occurrence of any of the following events:

(1)               a material breach by a Supporting Lender of any representation, warranty, or covenant of such Supporting Lender set forth in this Agreement (including, for the avoidance of doubt, the obligations regarding the transfer of claims in Section 5 hereof), which (to the extent curable) remains uncured for a period of five (5) business days after the receipt by such Supporting Lender of written notice of such breach;

(2)               the Bankruptcy Court shall have entered an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Cases, which order has not been stayed, reversed or vacated within ten (10) business days after such issuance;

(3)               the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order that could reasonably be expected to prevent confirmation of the Plan in accordance with the Restructuring Term Sheet; provided, however, that the Parties shall have ten (10) business days after issuance of such final ruling, judgment or order to obtain relief that would allow consummation of the Restructuring in accordance with this Agreement;

(4)               a holder of Second Lien Claims effectuates a transfer of more than 49.9% of such holder’s Second Lien Claims to an entity other than an affiliate of such holder that is not reasonably acceptable to the Company;

(5)               prior to entry of the Confirmation Order by the Bankruptcy Court, the Board determines, based upon advice of counsel and outside financial advisors, in good faith and consistent with its fiduciary duties under applicable law, that proceeding with the Restructuring contemplated herein and in the Restructuring Term Sheet, and confirmation and consummation of the Plan, would be inconsistent with the exercise of its fiduciary duties under applicable law;

(6)               the First Lien Joinder shall not have been delivered to the Company and Lightship by December 8, 2017; or

(7)               the Initial Budget shall not have been agreed upon by the Company, the First Lien Lender and Lightship by December 8, 2017.

(c)        Mutual Termination; Automatic Termination. This Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement by and among (i) each of the Debtors, (ii) Lightship and (iii) the First Lien Agent. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically upon the Plan Consummation Date.

(d)        Effect of Termination. The earliest date on which termination of this Agreement is effective in accordance with this Section 7 shall be referred to as a “Termination Date.” Upon the occurrence of a Termination Date, all Parties’ obligations under this Agreement shall be terminated effective immediately, and the Parties shall be released from all commitments, undertakings, and agreements hereunder; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Company’s obligations in Sections 3(b)(1), 3(b)(2) and 3(b)(3) hereof accrued up to and including such Termination Date; and (c) Section 9 hereof. The Parties agree that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited as a matter of law by the automatic stay imposed by section 362 of the Bankruptcy Code, and the Debtors agree not to raise any argument or take any position to the contrary.

Section 8. Amendments and Waivers. The terms and conditions of this Agreement, including any exhibits, annexes or schedules to this Agreement, may not be waived, modified, amended, or supplemented without the prior written consent of the Debtors, Lightship and, from and after delivery of the First Lien Joinder, the First Lien Agent.

Section 9. Miscellaneous.

(a)               Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

(b)               Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

(c)               Governing Law; Submission to Jurisdiction; Forum Selection. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to extent possible, in either the United States District Court for the Southern District of New York or any New York State court located in New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided that, if the Debtors commence the Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive jurisdiction rather than any Chosen Court.

(d)               Trial by Jury Waiver. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

(e)               Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been authorized and empowered to execute and deliver this Agreement on behalf of said Party.

(f)                Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

(g)               Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

(h)               No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

(i)                 Reservation of Rights. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

(j)                 Specific Performance. This Agreement is intended as a binding commitment enforceable in accordance with its terms. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive relief as the sole remedy for any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

(k)               Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier, or by registered or certified mail (return receipt requested) to the following addresses or electronic mail addresses:

(1)           If to the Company, to:

Rand Logistics, Inc.

333 Washington Street, Suite 201

Jersey City, NJ 07302

Attention: Mark Hiltwein (Email: [●])

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745
Attention: Meredith A. Lahaie (Email: [●])

    Stephen B. Kuhn (Email: [●])

(2)           If to Lightship:

Lightship Capital LLC

330 Madison Avenue, 28th Floor

New York NY 10017
Attention: Jason Perri (Email: [●])

with a copy to:

White & Case LLP
200 South Biscayne Blvd., Suite 4900
Miami, FL 33131
Attention: Thomas E Lauria (Email: [●])

Any notice given by delivery, mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

LOWER LAKES TOWING LTD.

By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: CFO

LOWER LAKES TRANSPORTATION COMPANY

By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: CFO

GRAND RIVER NAVIGATION COMPANY, INC.

By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: CFO

BLACK CREEK SHIPPING COMPANY, INC.

By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: CFO

RAND LOGISTICS, INC.

By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: CFO

[Signature Page to the Restructuring Support Agreement]

RAND LL HOLDINGS CORP.

By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: CFO

RAND FINANCE CORP.

By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: CFO

LOWER LAKES SHIP REPAIR COMPANY LTD.

By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: CFO

[Signature Page to the Restructuring Support Agreement]

LIGHTSHIP CAPITAL LLC By: /s/ Jason Perri Name: Jason Perri Title: President First Lien Claims (principal amount): __________________ Second Lien Claims (principal amount): __________________

[Signature Page to the Restructuring Support Agreement]

Exhibit A

Restructuring Term Sheet

[see attached]

Execution Copy

Rand Logistics, Inc.

Summary of Principal Terms of Proposed Chapter 11 Restructuring

This Summary of Principal Terms of Proposed Chapter 11 Restructuring (the “Term Sheet”) sets out the principal terms of a proposed consensual restructuring (the “Restructuring”) of Rand Logistics, Inc. and its direct and indirect subsidiaries (collectively, the “Company” or the “Debtors”).

Restructuring Overview	The Restructuring would effectuate a comprehensive restructuring of the Company’s balance sheet through expedited cases (the “Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”). Lightship Capital LLC, as the sole lender under the Second Lien Credit Agreement (as defined below) (“Lightship”), will enter into a Restructuring Support Agreement with the Company and the other parties thereto (the “RSA”). The parties to the RSA will agree to coordinate on the implementation of the Restructuring through a prepackaged chapter 11 plan of reorganization implementing the terms set forth herein and in the RSA (the “Plan”).

I.	Debt to be Restructured

First Lien Claims	The “First Lien Claims” are claims against the Company (including, for the avoidance of doubt, principal, interest (including any PIK interest), fees, costs and expenses) arising under that certain Credit Agreement, dated March 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among Lower Lakes Towing Ltd. (“Lower Lakes”), Lower Lakes Transportation Company (“LLTC”), Grand River Navigation Company, Inc. (“Grand River”), and Black Creek Shipping Company (each, as a borrower), the guarantors party thereto, Bank of America, N.A., as agent (the “First Lien Agent”), and the lenders party thereto (the “First Lien Lenders”).

Second Lien Claims	The “Second Lien Claims” are claims against the Company (including, for the avoidance of doubt, principal, interest (including any PIK interest), fees, costs and expenses) arising under that certain Term Loan Credit Agreement, dated March 11, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), among Lower Lakes, LLTC, Grand River and Black Creek Shipping Company (each, as a borrower), the guarantors party thereto, Guggenheim Corporate Funding, LLC, as agent, and the lenders party thereto.

General Unsecured Claims	“General Unsecured Claims” are claims against the Company that are neither secured nor entitled to priority under the Bankruptcy Code or any order of the bankruptcy court.

Intercompany Claims	“Intercompany Claims” are claims by a Debtor against another Debtor or claims by an affiliate of the Debtors against a Debtor.

Existing Preferred Shares	The “Existing Preferred Shares” are the approximately 295,000 of Series A Convertible Preferred Stock issued by the Company pursuant to the Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of Rand Logistics, Inc., dated as of August 8, 2006.

Existing Common Stock	The “Existing Common Shares” are the approximately 18.6 million publicly-traded shares of common stock issued by the Company and trading on NASDAQ under the ticker symbol “RLOG.”

II.	Plan Terms

Administrative, Priority Tax, and Other Priority Claims	On or as soon as practicable after the later to occur of (i) the effective date of the Plan (the “Effective Date”) and (ii) the date a claim becomes allowed, each holder of an administrative, priority tax or other priority claim shall be paid in full in cash or receive other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code or such other treatment as may be agreed by the holder of such allowed claim and the Company, with the consent of Lightship.

Treatment of First Lien Claims	The First Lien Claims will be deemed allowed in full and modified and extended on the terms to be agreed upon by the Company, the First Lien Agent and Lightship. The holders of First Lien Claims will be impaired under the Plan and thus entitled to vote; provided that, for the avoidance of doubt, the impairment of the First Lien Claims shall be limited to the agreement of the holders of First Lien Claims to allow the obligations owing under the First Lien Credit Agreement to be amended and restated upon consummation of the Plan.

Treatment of Second Lien Claims

The Second Lien Claims will be deemed allowed in full and cancelled in exchange for 100% of the new common stock to be issued by the reorganized Company (“New Common Stock”), subject to dilution for the Equity Incentive Program (as defined below). The holders of Second Lien Claims will be impaired under the Plan and thus entitled to vote.

The distribution of New Common Stock to Lightship, as a holder of Second Lien Claims, will be made to AIP Stone Holding, LP, an affiliate of Lightship formed to maintain the Company’s compliance with the Jones Act following such distribution.

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Treatment of General Unsecured Claims	Allowed General Unsecured Claims will either be (i) paid in cash in full or (ii) reinstated, as determined by the Company, with the consent of Lightship. The holders of General Unsecured Claims will be unimpaired and deemed to accept the Plan and thus not entitled to vote.

Treatment of Intercompany Claims	All intercompany claims will be paid, adjusted, reinstated, or cancelled as determined by the Company, with the consent of Lightship.

Treatment of Existing Preferred Shares	All Existing Preferred Shares will be cancelled and will not receive any distribution. The holders of Existing Preferred Shares will be impaired and deemed to reject the Plan and thus not entitled to vote.

Treatment of Existing Common Shares	All Existing Common Shares will be cancelled and will not receive any distribution. The holders of Existing Common Shares will be impaired and deemed to reject the Plan and thus not entitled to vote.

Sale Process Proceeds	If the Approved Sale Process (as defined in the RSA) results in an Acceptable Sale (as defined in the RSA), the First Lien Claims and the Second Lien Claims (each as allowed pursuant to the Plan) shall be paid in cash in full upon the closing of the Acceptable Sale. Proceeds from such sale remaining after the payment in full of allowed administrative, priority tax, and other priority claims, the First Lien Claims, the Second Lien Claims and allowed General Unsecured Claims not otherwise cured or assumed by the purchaser shall be distributed to the holders of the Existing Preferred Shares and Existing Common Shares in accordance with applicable law.

Releases and Exculpation

The Plan will provide for third party releases to the fullest extent permitted by law of, and releases between and among, all material parties, including (i) the Company, the holders of First Lien Claims, the First Lien Agent, the holders of Second Lien Claims, and the agent under the Second Lien Credit Agreement, and (ii) each of their respective current and former officers, directors, members, employees, advisors, attorneys, professionals, accountants, investment bankers and other representatives for each of the foregoing.

The Plan shall exculpate to the fullest extent permitted by law (i) the Company, the holders of First Lien Claims, the First Lien Agent, the holders of Second Lien Claims, and the agent under the Second Lien Credit Agreement, and (ii) each of their respective current and former officers, directors, members, employees, advisors, attorneys, professionals, accountants, investment bankers and other representatives.

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Existing Indemnity Obligations
Under the Plan, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, articles of limited partnership, board resolutions or employment contracts) for the current and former directors, officers, employees, attorneys, other professionals and agents of each of the Debtors and such current and former directors’ and officers’ respective affiliates shall be continuing obligations of the reorganized Debtors solely to the extent necessary to permit coverage of all such persons under any Runoff Endorsements; provided that in no event shall any such claim for indemnity be recoverable from the Company as opposed to under such Runoff Endorsements. The amended and restated bylaws, certificates of incorporation, articles of limited partnership and other organizational documents of the reorganized Debtors adopted as of the Effective Date shall include provisions to give effect to the foregoing.

Director and Officer Liability Policy

Prior to the Petition Date, and subject to the prior written consent of Lightship, the Company shall purchase runoff endorsements to the Company’s existing D&O liability insurance policies extending coverage for current or former directors, officers, employees, attorneys, other professionals and agents of each of the Company and its subsidiaries and affiliates that will become Debtors in the Cases for a six-year period after the Effective Date for covered liabilities arising from activities occurring prior to the Effective Date (collectively, the “Runoff Endorsements”).

The reorganized Company shall purchase new D&O liability insurance policies for directors, officers, employees, attorneys, other professionals and agents of the reorganized Debtors on terms and conditions acceptable to Lightship.

Equity Incentive Programs for Directors and Management	On the Effective Date, 10% of the new common stock of the reorganized Company (on a fully diluted basis) issued under the Plan shall be reserved for issuance of equity or equity-based awards in connection with an equity incentive program for management and directors (the “Equity Incentive Program”). The terms of the Equity Incentive Program shall be determined by the board of directors of the reorganized Company and any awards thereunder shall be determined by the board of directions of the reorganized Company in its sole discretion.

Management Agreements and Retention Arrangements

Lightship will negotiate in good faith with the Company and its management regarding the potential retention of management and other employees, compensation for such employees and potential retention incentives for such employees to be paid upon or following the Effective Date; provided that the Company may not enter into any employment, compensation or retention incentive agreement with any of its employees without the consent of Lightship and Lightship is not obligated to provide such consent.

The Company and Lightship also agree to negotiate in good faith with respect to all existing employment agreements, severance agreements or other arrangements or policies in place with respect to the compensation and benefits of directors, officers and managers of the Company; provided that the Company may not assume any employment agreement, severance agreement or other agreement with respect to the compensation and benefits of directors, officers and managers of the Company without the consent of Lightship and Lightship is not obligated to provide such consent.

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Tax Structure	All tax issues and matters of tax structure relative to the Plan and the transactions as contemplated herein shall be addressed as determined by the Company, with the consent of Lightship.

Government and Regulatory Approvals	It shall be a condition to the Effective Date that all governmental or other approvals required to effectuate the terms of the Plan shall have been obtained, including, without limitation, any approvals with respect to the Jones Act businesses.

III.	Funding of the Cases

DIP Facility

The First Lien Agent and the First Lien Lenders will provide the Company with a postpetition revolving loan facility on a senior secured basis by ratifying and amending the First Lien Credit Agreement (the “DIP Facility”) in an amount to be agreed to fund operations and the payment of administrative expenses in the Cases on terms and conditions acceptable to the First Lien Agent, the First Lien Lenders, Lightship and the Company.

All cash in the possession of the Company or coming into its possession or control after the Cases are filed (other than proceeds of the DIP Facility) will be used to satisfy (and will be deemed to be remitted to the holders of) First Lien Claims for application to, and payment of, all prepetition debt owing by the Debtors to the holders of the First Lien Claims with a corresponding borrowing deemed to have been made under the DIP Facility.

As adequate protection in connection with the DIP Facility, the holders of First Lien Claims will receive (i) replacement liens, (ii) superpriority claims, (iii) current payment in cash of (A) postpetition interest (at the default rate), subject to agreement by the First Lien Agent on an acceptable budget that contemplates payment of such interest, and (B) reasonable and documented fees, and (iv) other customary rights and protections offered in connection with the DIP Facility.

As adequate protection in connection with the DIP Facility, the holders of Second Lien Claims will receive (i) replacement liens (junior to the liens granted under the DIP Facility to the DIP lenders and the holders of First Lien Claims as adequate protection), (ii) superpriority claims (junior to the claims granted under the DIP Facility to the DIP lenders and the superpriority claims granted to holders of First Lien Claims as adequate protection), (iii) current payment in cash of (A) postpetition interest (at the default rate), subject to agreement by the First Lien Agent on an acceptable budget that contemplates payment of such interest, and (B) reasonable and documented fees (subject to potential recharacterization if the Second Lien Claims are found to be not secured or undersecured by final order of a court of competent jurisdiction) and (iv) other customary rights and protections offered in connection with the DIP Facility.

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Exhibit B

Preferred Stock Investor Agreement

[see attached]

PREFERRED STOCK INVESTOR AGREEMENT

THIS PREFERRED STOCK INVESTOR AGREEMENT (this “Agreement”), dated as of [●], is entered into by and between AIP Stone Holding, LP, a Delaware limited liability company (“Investor”), and Rand Logistics, Inc., a Delaware corporation (the “Company”).

R E C I T A L S :

WHEREAS, the Company filed with the Delaware Secretary of State on August 8, 2006 an Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”);

WHEREAS, the Company filed with the Delaware Secretary of State on September 8, 2016 a Second Amendment and Restated Articles of Incorporation of the Company (the “Charter”);

WHEREAS, Investor may enter into one or more stock purchase agreements (collectively, the “SPA”), pursuant to which Investor would agree to purchase all of the outstanding shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Shares”), from the holders of the Series A Shares (the “Series A Holders”);

WHEREAS, the Company and Investor wish to enter into this Agreement to set forth their mutual understanding and agreement with respect to certain matters relating to Series A Shares that shall become effective upon any acquisition of Series A Shares by Investor (such effective time, the “Effective Time”);

WHEREAS, Section 6 of the Certificate of Designations provides that any holder of Series A Shares shall have the right to convert the Series A Shares into shares of common stock, $0.0001 par value per share (“Common Stock” and, such right, the “Conversion Right”), of the Company;

WHEREAS, Section 8 of the Certificate of Designations provides that any holder of Series A Shares shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled to vote, on an as-converted basis together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote (such right to vote on an as-converted basis, the “Voting Right”); and

WHEREAS, Section 9(f) of the Certificate of Designations provides that, for so long as at least fifty percent (50%) of the Series A Shares remain outstanding, the Company will not, without first obtaining the written consent or affirmative vote of the holders of at least two-thirds of the shares of Series A Shares then outstanding, effect, or agree to effect, any transaction that will result in a change of control (the “Change of Control Consent Right”).

NOW, THEREFORE, in consideration of the parties’ reliance on the premises, representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. Transfer of Series A Shares. The Company hereby irrevocably and unconditionally agrees to register in the name of Investor the Series A Shares immediately upon delivery to the Company of the following: (a) certificates evidencing the Series A Shares, (b) stock powers duly executed by the Series A Holders transferring the Series A Shares to Investor, (c) a certification in the form of Exhibit A to this Agreement that Investor is a Citizen (as such term is defined in the Charter) and (d) an opinion of counsel in the form of Exhibit B to this Agreement that the transfer of the Series A Shares does not require registration under Section 5 of the Securities Act of 1933, as amended. For the avoidance of doubt, the Company shall not condition the registration of the Series A Shares in the name of Investor on the delivery of any document, or the taking of any action, by any party or the occurrence of any event other than the delivery of the documents described in subsections (a) through (d) of the foregoing sentence.

Section 2. Conversion. Effective upon the Effective Time, Investor hereby irrevocably and unconditionally (a) waives its Conversion Right, and shall not convert any of its shares of Series A Shares pursuant to Section 6 (Conversion) of the Certificate of Designations to the extent that, after giving effect to the issuance of shares of the Common Stock, upon such conversion, Investor would beneficially own in excess of 4.99% of the outstanding number of shares of Common Stock (the “Beneficial Ownership Limitation”), (b) waives its Voting Right and shall not exercise its Voting Right to the extent such exercise of its Voting Right would give Investor voting power over the shares of Common Stock (determined on an as-converted basis) in excess of the Beneficial Ownership Limitation and (c) agrees not to sell or otherwise transfer any Series A Shares unless the transferee agrees in writing to be bound by the obligations and limitations set forth in this Section 2. For purposes of calculating the Beneficial Ownership Limitation, the number of shares of Common Stock beneficially owned by Investor shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including, without limitation, Regulation 13D-G).

Section 3. Change of Control. Investor irrevocably and unconditionally (a) waives, effective as of the Effective Time, the Change of Control Consent Right and (b) agrees not to sell or otherwise transfer any Series A Shares unless the transferee agrees in writing to be bound by the obligations and limitations set forth in this Section 3.

Section 4. Specific Performance. Each party hereto agrees that irreparable injury will result to a party hereto or any of its affiliates if any other party hereto breaches any of the terms herein, and that money damages would not be a sufficient remedy for any such breach. Each party hereto therefore agrees that if it commits any such breach, then any other party hereto will be entitled, in addition to all other remedies and relief available under applicable law, to an injunction or order of specific enforcement, without any requirement for the security or posting of any bond in connection with the foregoing. Without limiting the generality of the foregoing, the Company shall have all rights to enforce the obligations and agreements of Investor hereunder. For the avoidance of doubt, nothing herein shall require Investor to purchase any Series A Shares.

2

Section 5. Miscellaneous.

(a)               Modifications. This Agreement shall not be amended, modified or waived by Investor or the Company.

(b)               Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

(c)        Successor and Assigns. This Agreement shall be irrevocable and binding on all of Investor’s successors and assigns.

(d)        Notice. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (receipt confirmed), addressed as follows:

If to Investor:

AIP Stone Holding, LP

c/o American Industrial Partners

330 Madison Avenue, FL 28

New York, NY 10017

Attn: Katie Dailey

Email: [●]

Phone: [●]

With a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attn: Chang-Do Gong, Esq.

Email: [●]

Phone: [●]

If to Company:

Rand Logistics, Inc.

333 Washington Street, Suite 201

Jersey City, NJ 07302

Attn: Mark Hiltwein

tel: [●]

email: [●]

3

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attn: Stephen B. Kuhn

tel: [●]

email: [●]

(e)        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

[Remainder of Page Left Blank]

4

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on the day and year first written above.

AIP STONE HOLDING, LP

By:  AIP Stone Holding GP, LLC, its general partner

By:  AIPCF VI Stone AIV LP, its managing member

By:  AIPCF VI, LLC, its general partner

By: ______________________________________

       Name:

       Title:

RAND LOGISTICS, INC.

By: ______________________________________

       Name:

       Title:

Exhibit A

Form of Citizenship Certification

Exhibit B

Form of Opinion of Counsel

Exhibit C

Resignation and Assignment Agreement

[see attached]

RESIGNATION AND ASSIGNMENT AGREEMENT

This Resignation and Assignment Agreement (this “Agreement”) is entered into as of November [●], 2017, by and among Guggenheim Corporate Funding, LLC (“Guggenheim”), in its respective capacity as resigning Agent (including, for the avoidance of doubt, as Collateral Agent) for the Lenders party to the Credit Agreement referred to below (in such capacity, the “Existing Agent”), Lightship Capital LLC (“Lightship Capital”), in its capacity as successor Agent (including, for the avoidance of doubt, as Collateral Agent) for the Lenders party to the Credit Agreement (in such capacity, the “Successor Agent”), Rand LLC Holdings Corp., a Delaware corporation (“Parent”), Lower Lakes Towing Ltd., a Canadian corporation (“Lower Lakes”), Lower Lakes Transportation Company, a Delaware corporation (“LLTC”), Grand River Navigation Company, Inc., a Delaware corporation (“Grand River”), Black Creek Shipping Company, a Delaware corporation (“Black Creek”, together with Lower Lakes, LLTC and Grand River, the “Borrowers”), and Parent, Rand Logistics, Inc., a Delaware corporation (“Rand”), Rand Finance Corp., a Delaware corporation (“Rand Finance”), Lower Lakes Ship Repair Company Ltd., a Canadian corporation (“LL Ship Repair”, together with Parent, Rand and Rand Finance, the “Guarantors”; and together with the Borrowers, each a “Credit Party” and collectively the “Credit Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

RECITALS

WHEREAS, the Borrowers, the Guarantors, various lenders from time to time party thereto (the “Lenders”) and the Existing Agent are party to that certain Term Loan Credit Agreement, dated as of March 11, 2014 (such Term Loan Credit Agreement, as further amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to Section 9.7 of the Credit Agreement, Guggenheim desires to resign as the Existing Agent under the Credit Agreement and the other Loan Documents, and Lightship Capital desires to be appointed as the successor Agent under the Credit Agreement and the other Loan Documents; and

WHEREAS, pursuant to that certain Side Letter, dated as of April 21, 2017, between Guggenheim and Lightship, Guggenheim agreed, inter alia, to resign as Agent and appoint Lightship as successor Agent;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.       Resignation and Appointment, etc.

(a)       As of the Effective Date (as defined below), Guggenheim hereby resigns as the

Agent as provided under Section 9.7 of the Credit Agreement.

(b) (i) The Lender hereby consents to the resignation of Guggenheim as the Existing Agent and hereby appoints Lightship as the Successor Agent under the Loan Documents on the terms set forth herein and pursuant to Sections 9.7 of the Credit Agreement, as applicable, as modified by this Agreement; and (ii) the Borrowers hereby acknowledge that Guggenheim has resigned as the Existing Agent and that the Lender has appointed Lightship as the Successor Agent under the Loan Documents on the terms set forth herein and pursuant to Sections 9.7 of the Credit Agreement, as applicable, as modified by this Agreement.

(c) As of the Effective Date, Lightship Capital hereby accepts appointment as the Successor Agent under the Credit Agreement as contemplated by Section 9.7 of the Credit Agreement. From and after the Effective Date, (1) Lightship Capital succeeds to all the rights, powers and duties of the Existing Agent, (2) all references in the Credit Agreement and the other Loan Documents to the term “Agent” and “Collateral Agent” shall mean Lightship Capital as the Successor Agent, (3) all references in Section 1.14(d) and Section 9 of the Credit Agreement and the other Loan Documents to the term “Guggenheim” shall mean “Lightship Capital” in its capacity as Successor Agent, as applicable, and (4) Guggenheim is discharged from all of its duties and obligations as the Existing Agent under the Credit Agreement and the other Loan Documents. Subject to Section 11.3 of the Credit Agreement, each of the parties hereto agrees to execute, at the Borrowers’ sole cost and expense, all documents necessary or appropriate to evidence the appointment of Lightship Capital as the Successor Agent.

(d) The parties hereto hereby confirm that, from and after the Effective Date, notwithstanding anything herein or in the Credit Agreement to the contrary, (i) Sections 9.2, 9.3, 9.4, 9.6,9.5, 9.7, 9.9, and 11.3 of the Credit Agreement, to the extent they pertain to the Existing Agent and/or any of its’ Affiliates and each of their respective past, present and future directors, trustees, officers, employees and agents (each such person being called a “Related Party”), shall survive the Existing Agent’s resignation, respectively, hereunder, and inure to the benefit of Guggenheim, its subagents and its affiliates (including each Related Party) as to any actions taken or omitted to be taken while Guggenheim acted as Agent under the Loan Documents and (ii) the Successor Agent shall be entitled to all of the protections of the “Agent” set forth in the Credit Agreement and the other Loan Documents for acting as the Successor Agent. In addition, and notwithstanding anything to the contrary contained in the Credit Agreement and the other Loan Documents, the parties hereto hereby acknowledge and agree that the Successor Agent shall not be liable for (A) any actions taken or omitted to be taken by Guggenheim (1) while it was the Agent or (2) pursuant to this Agreement or (B) any actions taken or omitted to be taken, or any determinations made, by the Successor Agent based upon the information provided by the Existing Agent with respect to any period ending prior to the Effective Date, including information in the Register maintained by the Existing Agent, it being understood and agreed that none of the Existing Agent or any of its Related Parties shall have any liability (express or implied) by operation of this sentence.

(e) Effective on the date hereof, each Credit Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Existing Agent, each of its Affiliates, and each of their respective past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, subsidiaries, shareholders, trustees, agents and other professionals (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, past or present, liquidated or unliquidated, suspected or unsuspected, which such Credit Party ever had from the beginning of the world, now has, or might hereafter have against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender- borrower relationship evidenced by the Loan Documents in each case on or before the Effective Date, except (x) to the extent of Claims that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Releasee and (y) for the duties and obligations set forth in this Agreement. As to each and every Claim released hereunder, each Credit Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, each Credit Party also waives the benefit of each other similar provision of applicable federal, provincial, or state law (including without limitation the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Each Credit Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Each Credit Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release. Each Credit Party further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Agent’s Lien on any item of Collateral under the Credit Agreement or the other Loan Documents. If any Credit Party, or any of their respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable and documented out-of-pocket attorneys’ fees and costs incurred by such Releasee as a result of such violation.

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(f) As of the Effective Date, the Existing Agent hereby assigns (without recourse, representation or warranty of any kind) to Lightship Capital, as the Successor Agent, (x) all Liens and security interests created in favor of the Existing Agent under the Credit Agreement, the Collateral Documents (with respect to any Mortgage, after giving effect to the applicable Mortgage Assignment (as defined below)) and the other Loan Documents (collectively, the “Assigned Loan Documents”) and (y) all of its rights, titles and interests as secured party or lien holder under or in connection with any and all Assigned Loan Documents, Uniform Commercial Code financing statements, PPSA financing statements (or other financing statements) filed by the Existing Agent on behalf of itself and/or the Secured Parties in its capacity as Existing Agent in connection with the Credit Agreement and the other Loan Documents, and Lightship Capital, as the Successor Agent, hereby assumes all such Liens and security interests, for its benefit and for the benefit of the other Secured Parties, and all such rights, titles and interests as secured party or lien holder under or in connection with the Assigned Loan Documents and such financing statements. All of such Liens and security interests shall in all respects be continuing and in effect following execution and delivery of this Agreement and are hereby ratified and reaffirmed by the Credit Parties. Without limiting the generality of the foregoing, any and all references to Guggenheim on any publicly filed document, to the extent such filing relates to Liens and security interests assigned to the Successor Agent hereby and until such filing is modified to reflect the interest of Lightship Capital, as Successor Agent, shall, with respect to such Liens and security interests, constitute a reference to “Guggenheim” as the nominee and collateral representative of Lightship Capital, as Successor Agent. On and after the Effective Date, all possessory Collateral, including, for the avoidance of doubt, the possessory Collateral listed on Schedule 2 hereto, still held by the Existing Agent for the benefit of the Secured Parties shall be deemed to be held by the Existing Agent as agent and bailee for the Successor Agent for the benefit of the Secured Parties until such time as such possessory collateral has been delivered to the Successor Agent; provided that, the Existing Agent shall deliver all such possessory collateral on the Effective Date. The Borrowers, the other Credit Parties and Guggenheim agree that the Successor Agent is authorized as it may deem necessary or appropriate to (a) file initial financing statements, “in lieu of” financing statements, assignments of financing statements, financing change statements, amended financing statements, debentures, charges or other filings, to make any and all filings with the United States Patent and Trademark Office or the United States Copyright Office, and to make any amendment, assignment or other filing with respect to any real property or vessels covered by any mortgages or other real property or other Lien filings, in each instance covering any of the collateral described in any Assigned Loan Document or any other agreement, instrument or document delivered or entered into under or in connection therewith or furnished pursuant thereto and (b) appoint one local counsel in each relevant jurisdiction in order to effectuate the intent and purposes of this Agreement and Section 5.10 of the Credit Agreement.

2.       Further Assurances.

(a) Without limiting its obligations in any way under any of the Loan Documents, each Credit Party reaffirms and acknowledges its obligations to Lightship Capital as the Successor Agent with respect to the Credit Agreement and the other Loan Documents in accordance with their respective terms.

(b) Each Credit Party agrees that, on or following the Effective Date, it shall (subject to Section 11.3 of the Credit Agreement at its own expense), promptly (or on such later date as may be determined by the Successor Agent in its sole discretion) upon request of the Successor Agent take any and all actions as the Successor Agent may reasonably request to evidence the assignment of the Liens on the Collateral or to otherwise effectuate the intent and purposes of this Agreement and Section 5.10 of the Credit Agreement.

(c) The Existing Agent agrees that, on or following the Effective Date, it shall promptly (i) furnish, at the Borrower’s sole cost and expense (and so long as Existing Agent shall have been reimbursed for the costs and expenses incurred in connection therewith prior thereto), additional releases, termination statements and such other documents, instruments and agreements as are customary and may be reasonably requested by the Successor Agent in order to effect and evidence more fully the matters covered hereby and (ii) deliver to the Successor Agent, at the Borrower’s sole cost and expense (and so long as Existing Agent shall have been reimbursed for the costs and expenses incurred in connection therewith prior thereto), all original stock certificates, instruments, promissory notes and other property of the Borrowers, the Guarantors, or any of their respective Subsidiaries held by the Existing Agent at such time to the extent such relate to any of the Loan Documents. The Existing Agent authorizes the Credit Parties and the Successor Agent (and their respective counsel) to prepare and file such UCC and PPSA financing statements and amendments under the Uniform Commercial Code in the offices and jurisdictions that the Successor Agent deems necessary or appropriate to effectuate the intent and purposes of this Agreement.

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(d) The Borrowers shall reimburse the Existing Agent for all reasonable out-of- pocket costs and expenses incurred by the Existing Agent after the Effective Date in connection with any actions taken pursuant to this Agreement to the extent required by Section 11.3 of the Credit Agreement.

3.             Representations and Warranties of Guggenheim and Lightship Capital.

(a) Guggenheim hereby represents and warrants that it has the power and has been duly authorized by all requisite action to enter into and has duly executed and delivered this Agreement.

(b) this Agreement is the legal, valid and binding obligation of Guggenheim and the other documents and agreements executed or delivered in connection herewith to which Guggenheim is a party are the legal, valid and binding obligations of Guggenheim, in each case, enforceable against such Guggenheim in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies;

(c) the execution, delivery and performance of this Agreement and the other documents and agreements executed and delivered in connection herewith do not and will not (i) violate any law, rule, regulation or court order to which Guggenheim is subject or (ii) conflict with or result in a breach of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents) of Guggenheim or any other agreement or instrument to which it is party or by which the properties of Guggenheim is bound;

(b) Lightship Capital hereby represents and warrants that it has the power and has been duly authorized by all requisite action to enter into and has duly executed and delivered this Agreement;

(c) this Agreement is the legal, valid and binding obligation of Lightship Capital and the other documents and agreements executed or delivered in connection herewith to which Lightship Capital is a party are the legal, valid and binding obligations of Lightship Capital, in each case, enforceable against Lightship Capital in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies; and

(d) the execution, delivery and performance of this Agreement and the other documents and agreements executed and delivered in connection herewith do not and will not (i) violate any law, rule, regulation or court order to which Lightship Capital is subject or (ii) conflict with or result in a breach of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents) of Lightship Capital or any other agreement or instrument to which it is party or by which the properties of Lightship Capital is bound..

4.             Representations and Warranties of each Credit Party. Each Credit Party hereby represents and warrants that:

(a) such Credit Party has the power, and has been duly authorized by all requisite action, to execute and deliver this Agreement;

(b) this Agreement is the legal, valid and binding obligation of such Credit Party and the other documents and agreements executed or delivered in connection herewith to which such Credit Party is a party are the legal, valid and binding obligations of such Credit Party, in each case, enforceable against such Credit Party in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies;

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(c) the execution, delivery and performance of this Agreement and the other documents and agreements executed and delivered in connection herewith do not and will not (i) violate any law, rule, regulation or court order to which such Credit Party is subject or (ii) conflict with or result in a breach of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents) of such Credit Party or any other agreement or instrument to which it is party or by which the properties of such Credit Party is bound;

(d) to the Borrowers’ knowledge, such Schedule 2 contains a complete list of all possessory Collateral delivered to the Existing Agent;

(e) to the Borrowers’ knowledge, such Schedule 3 contains a complete list of all financing statements delivered to the Existing Agent;

(f)       to the Borrowers’ knowledge, such Schedule 4 contains a complete list of all Mortgages delivered to the Existing Agent; and

(g) all security interests in the Collateral created in favor of the Existing Agent for the benefit of the secured parties under the Loan Documents shall constitute valid security interests in favor of the Successor Agent for the benefit of the secured parties under the Loan Documents.

5. Conditions Precedent to Effectiveness. The obligations of the parties hereto set forth in Sections 1 and 2 hereof shall become effective immediately upon the date (the “Effective Date”) when each of the following conditions shall first have been satisfied (which may be satisfied concurrently with the Effective Date):

(a)       each of the parties hereto shall have executed and delivered this Agreement;

(b) each of the applicable parties hereto shall have executed and delivered the assignment agreements relating to the Mortgages (in form and substance reasonably satisfactory to the Successor Agent) duly executed by the applicable Credit Party (each a “Mortgage Assignment” and collectively, the “Mortgage Assignments”);

(c) each of the applicable parties hereto shall have executed and delivered the notices of assignment relating to the deposit account control agreements (in the forms attached hereto as Exhibit A) duly executed by the applicable Credit Party;

(d) Lightship Capital shall have confirmed in writing that, to its knowledge, it has received from Guggenheim all documentation described on Schedule 1 hereto;

(e)       Lightship Capital shall have confirmed in writing that it has received the items set forth on Schedule 2 hereto, to the extent constituting possessory Collateral;

(f)       Guggenheim shall have received from the Borrower payment in immediately available funds of all reasonable costs and expenses, and all fees and other amounts due and payable to it as the Existing Agent through the Effective Date in accordance with the terms of Section 11.3 of the Credit Agreement; and

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(g) the Borrower shall have reimbursed the Successor Agent for all reasonable fees, costs and out-of-pocket expenses incurred by it in connection with the preparation, execution and delivery of this Agreement (including reasonable attorneys’ fees).

6. Waiver of Agency Fee. Guggenheim hereby waives any right to receive any agent’s administration fee on and after the Effective Date otherwise due to it under the Fee Letter, dated March

11, 2014, by and among Parent, the Borrowers and Guggenheim, and each Credit Party shall no longer be obligated to pay such agent’s administration fee to Guggenheim on and after the Effective Date.

7. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Existing Agent, and the Successor Agent and shall be binding upon the successors and assigns of the Borrowers and the other Credit Parties.

8. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

9. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

10.       Interpretation. This Agreement is a “Loan Document” for the purposes of the Credit Agreement.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE PROVISION SET FORTH IN SECTION 11.9 OR 11.19 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

12. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13. Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this A and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GUGGENHEIM CORPORATE FUNDING, LLC, as Existing Agent By: ______________________________ Name: Title:

Signature page to Rand - Resignation & Assignment Agreement (2017)

LIGHTSHIP CAPITAL LLC, as Successor Agent and Lender By: ______________________________ Name: Title:

Signature page to Rand - Resignation & Assignment Agreement (2017)

Acknowledged and accepted as of the date first written above:

LOWER LAKES TOWING LTD.

LOWER LAKES TRANSPORTATION COMPANY GRAND RIVER NAVIGATION COMPANY BLACK CREEK SHIPPING COMPANY as Borrowers

By: ______________________________

       Name:

       Title:

RAND LLC HOLDINGS CORP.

as Parent and Guarantor

By: ______________________________

       Name:

       Title:

Signature page to Rand - Resignation & Assignment Agreement (2017)

RAND LOGISTICS, INC. RAND FINANCE CORP. LOWER LAKES SHIP REPAIR COMPANY LTD. as Guarantors By: ______________________________ Name: Title:

Signature page to Rand - Resignation & Assignment Agreement (2017)

Exhibit A

Notices of Assignment of Deposit Account Control Agreements

(See attached)

Exhibit D

Form of Joinder

This joinder agreement (“Joinder”) to the Restructuring Support Agreement (the “Agreement”), dated as of November 17, 2017, by and among (i) Rand Logistics, Inc. (“Rand”) and each of its direct and indirect subsidiaries (collectively with Rand, the “Company”), (ii) Lightship Capital LLC and (iii) the other parties thereto is executed and delivered by [________________] (the “Joining Party”) as of [________________]. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.                  Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Supporting Lenders, as applicable.

2.                  Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 6 of the Agreement to each other Party.

3.                  Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4.                  Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attn:

Facsimile:

EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By: _______________________
Name:
Title:

First Lien Claims (principal amount):

$______________________

Second Lien Claims (principal amount):

$______________________

[Signature Page to Joinder to Restructuring Support Agreement]